Exhibit 14.1

ALEXION PHARMACEUTICALS, INC. GLOBAL CODE OF CONDUCT

1.	Introduction

As a pharmaceutical manufacturer, Alexion Pharmaceuticals, Inc., its subsidiaries and divisions (collectively “Alexion” or the “Company”) conducts a wide array of activities in the global health care marketplace, including research, medical and other education, marketing, and sales. Also, Alexion is a public company employing a large and increasing number of employees with numerous interactions with governments and third parties. All of these activities are subject to numerous legal and ethical standards, many of which are unique to the health care industry. Alexion is committed to complying with all applicable laws, regulations and adhering to the highest ethical standards in every country in which we operate.

The Board of Directors of Alexion has adopted this Global Code of Conduct (“Code”), which is applicable to all of the Company’s officers, directors and employees (each an “Associate” and collectively, the “Associates”). Alexion expects that those who do business for us, such as consultants, agents, distributors and independent contractors, shall adhere to the principles outlined in this Code.

This Code is just one part of Alexion’s overall program to assure that all Alexion Associates follow the appropriate standards and comply with all legal requirements that affect the manner in which Alexion conducts its business, including industry guidelines and local laws, regulations, and guidance in each country in which we do business. This Code sets out basic principles applicable to all Associates and is in addition to more detailed Company policies and procedures, including those set out in the Company’s Employee Handbook. It is the responsibility of every Associate to learn about and adhere to this Code as well as all other Company policies. Although this Code covers a wide range of business practices and procedures, it does not, nor is it intended to, cover every issue that may arise. If an Associate is in doubt about the applicability of this Code or other guidance to particular situations, or is confronted with situations not covered by this Code or other Company guidance, the Associate should seek guidance from the Company’s Chief Legal Officer or Compliance Officer as detailed in this Code.

In the event of any inconsistency between an Alexion policy and a law or regulation, Associates are obligated to comply with the laws and regulations unless Alexion policy imposes stricter requirements. Any violation of any law, regulation, or any aspect of this Code or Company policies will be subject to disciplinary action, up to and including termination. No provision or violation of this Code shall create any right in favor of any third party, including any customer, partner, stockholder, or Associate of the Company.

2.	Conflict of Interest

Alexion requires that all Associates act in the best interests of Alexion and to avoid business or financial interests and personal activities that may give rise to a conflict of interest. A “conflict of interest” occurs when an individual’s private interest interferes with, or gives the appearance of interfering with, the individual’s ability to act in the best interests of Alexion. Associates should avoid putting themselves in situations where their private, financial or business interest may be in conflict with those of Alexion or their responsibilities to Alexion or might otherwise affect an Associate’s job performance or independent judgment.

Associates are prohibited from taking Alexion’s corporate opportunities for themselves. A “corporate opportunity” is a business opportunity that Alexion might reasonably be interested in pursuing (i) which has a direct or close relationship to the business or line of business in which Alexion is currently engaged, or (ii) in which Alexion has publicly announced, or the Associate is otherwise aware, Alexion intends to engage. Limited exceptions to this policy may be authorized only after full disclosure of the facts in accordance with this Code and a determination by the Chief Legal Officer or his designee that such exception does not violate this Code or applicable laws or policies.

It is not unethical for the Company to engage a close relative (or a company owned by or employing a close relative) of an Associate to provide goods or services to the Company; provided that the Company’s Chief Executive Officer approves such engagement, or in the case where the Associate is the Chief Executive Officer or President of the Company, the Audit Committee of the Board of Directors of the Company approves such engagement. In determining whether to approve any such engagement, the Chief Executive Officer (or Audit Committee) shall weigh such matters as whether (1) such relative or company operates with standard rates, which rates are at arm’s length and have been well established through acceptance in the general marketplace for such goods or services, (2) the Company pays no more than such standard rates for such goods or services, (3) there is advantage to the Company in engaging such relative or company to provide such goods or services, and (4) there is substantial appearance of impropriety or likely generation of conflict.

3.	Discrimination & Harassment

Alexion expects that every Associate will treat other Associates with respect and dignity. Alexion is committed to following all applicable labor and employment laws wherever it operates and to ensuring that the work environment is free from discrimination or harassment. Behavior that is contrary to the above principles will result in appropriate corrective action and/or disciplinary action up to and including termination of employment. The Company prohibits discrimination, harassment or retaliation against any Associate for submitting an Accounting Concern (as defined below), making a good faith complaint regarding a violation or possible violation of this Code or participating in the Company’s investigation thereof. The Company will use reasonable efforts to investigate good faith allegations of discrimination, harassment and/or retaliation to address any potential violations of the Company’s policies. Investigations shall be conducted as confidentially as possible, subject to the Company’s need to share information for investigative purposes, or pursuant to applicable law. Any Associate with information regarding violation of this Code should report the incident and circumstances to the local or corporate Legal Department. Any Associate who believes that he or she has been the subject of any prohibited discrimination, harassment or retaliation is strongly encouraged to report immediately the facts thereof to the Human Resources Department or Chief Legal Officer.

4.	Confidential Information

Associates must maintain the confidentiality of non-public information and records entrusted to them by Alexion, and any other confidential information that comes to them, from whatever source, in the course of performing their responsibilities as an Associate, except when disclosure is authorized by the appropriate local or corporate Legal Department representative, or required by laws, rules, regulations or legal process.

In the event that an Associate is uncertain whether information is confidential, he/she should presume that it is. Any information generated within Alexion and which represents a business secret or is confidential in any way, whatsoever, must not be disclosed outside Alexion without proper authorization and subject to applicable laws, and may not be used by an Alexion Associate or disclosed, directly or indirectly, to a third party, whether during or after employment with Alexion. Associates are also required to respect the confidentiality of information obtained from third parties.

5.	Use of Corporate Funds and Assets

Company assets, such as information, supplies, equipment, materials, intellectual property, software, hardware and facilities, are valuable resources owned or licensed by, or otherwise belonging to, Alexion and are to be used solely for corporate purposes. Safeguarding these assets from loss, damage or theft is the responsibility of all Associates. No person shall take Alexion assets for personal use or gain, nor shall Alexion property or assets be given away, sold or traded without proper authorization. Personal use of Alexion assets such as computers and other equipment, telephones, and supplies may be permitted provided that such use is incidental and immaterial. Associates may not use the Company name, any trademark owned or associated with Alexion or any letterhead stationary for any personal purpose without approval by the Legal Department or the Compliance Officer.

All data residing on or transmitted through computing and communication facilities, including any email, word processing documents and internet usage, is the property of the Company and is subject to inspection, retention and review by Alexion in accordance with applicable law. Any misuse or suspected misuse of Company assets must be immediately reported to the Chief Legal Officer, another attorney in the Corporate Legal Department, or a supervisor in accordance with this Code.

6.	Health Care Laws, Regulations and Guidance

Alexion operates in a heavily regulated industry and is subject to a variety of legal and ethical standards. As a U.S. based company, Alexion expects all Associates around the world to comply with U.S. laws, regulations and standards governing the conduct of its business. Additionally, Alexion expects Associates to comply with the laws, regulations and standards in all countries in which they operate, to which they travel, and where Alexion otherwise does business. Where appropriate, Alexion will put into place, additional Compliance Policies to provide guidance related to healthcare laws and regulations. In the absence of specific Compliance Policies in a territory, this Code will serve as the minimum Compliance standards.

Some of the applicable laws and standards are summarized below. For specific policies related to compliance in a particular territory, please contact Alexion’s Compliance Officer.

Pharmaceutical Product Regulation Laws

Alexion Associates around the world must comply with all laws and regulations governing the manufacture, testing, review and approval, shipment, storage, and destruction of pharmaceutical products,

including those set forth by the U.S. Food and Drug Administration and the laws and regulations of other applicable national and local authorities. In conducting clinical trials of pharmaceutical products, Alexion Associates will comply with rules governing human subject protection. Alexion Associates are also subject to the U.S. Prescription Drug Marketing Act and other laws and regulations which govern pharmaceutical advertising and promotional practices. Alexion’s commitment to develop and manufacture safe and effective products and to promote their benefits to patients and their providers legally and ethically requires full compliance of all Associates with all laws and regulations governing research, development, manufacturing and sale of its products.

Anti-Kickback Laws

The receipt and provision as a normal business courtesy, of meals, gifts and entertainment, while a common and accepted practice in some industries and/or in some countries, is subject to additional regulations and restrictions in the healthcare industry, particularly with respect to interactions between pharmaceutical companies and healthcare professionals. Therefore, Associates around the world should seek advice from the corporate Legal or Compliance department whenever anything of value is provided by the Company to healthcare professionals or any person that can directly or indirectly effect the purchase or sale of any Alexion product. For example, in the United States and many other countries, the offering by an Associate of anything of value as an inducement to purchase a pharmaceutical product may be a violation of law. Such laws prohibit offering by an Associate or giving by an Associate of anything of value to healthcare professionals or other persons, with the intent of, directly or indirectly, influencing or encouraging the recipient to purchase, prescribe, refer, sell, arrange for the purchase or sale of any Alexion product. Such conduct by an Associate may be a violation of U.S. law and can lead to severe penalties, including criminal and/or civil fines for the Company and individual Associates. Many U.S. states have Anti-Kickback Laws that apply to items and services reimbursed under Medicaid and other state programs, and some have Anti-Kickback Laws that apply to all items and services, even those not reimbursed under a government program.

Sales of Alexion products, and purchases of products and services of suppliers, shall be made solely on the basis of quality, price and service, and never on the basis of giving or receiving payments, gifts, entertainment or favors. No payment shall be made by an Associate with the understanding that any part of such payment is to be used for any purpose other than that described by documents supporting the payment

False Claims

Numerous federal and state laws in the United States prohibit anyone from making any false statement or representation for the purpose of obtaining benefits or payments by government programs, commercial insurers, or other health care plans. A document can be false if it omits material information. These laws typically require that the person has actual knowledge that the information is false or is provided in reckless disregard as to the truth or falsity of the information and no proof of specific intent to defraud is required. These laws also prohibit anyone from conspiring with another person to submit false claims. Thus, companies can be liable under false claims laws in the United States even if the claims are actually submitted by another person. Violations of these laws by an Associate can lead to fines, imprisonment, or exclusion from health care programs.

Other Laws and Standards Applicable to U.S. Activities

The U.S. government and a number of states have enacted laws that prohibit pharmaceutical manufacturers from providing certain economic benefits to health care practitioners, require pharmaceutical manufacturers to report certain marketing expenditures or product pricing information to state regulatory bodies, and/or require pharmaceutical manufacturers to adopt compliance programs consistent with industry guidance. Alexion is committed to conducting business in compliance with these requirements.

In addition to the laws and regulations discussed above, a number of trade groups have issued standards governing pharmaceutical promotional and educational practices. In the United States, the Pharmaceutical Research and Manufacturers Association (“PhRMA”) has issued the PhRMA Code on Interactions with Healthcare Professionals (the “PhRMA Code”), with which the member companies of PhRMA have voluntarily undertaken to comply. Globally, Alexion Associates must be aware of the requirements set forth in standards provided by trade groups and professional associations in the territories where they conduct business.

7.	Fair Dealings, Antitrust and Competition

Alexion aims to succeed through fair and honest competition. Alexion seeks superior performance but never through unethical or illegal business practices. Accordingly, it is Alexion’s policy to comply with the antitrust and competition laws of each country in which the Company does business. No Associate shall engage in anti-competitive conduct in violation of any antitrust or competition law. Associates must deal fairly with customers, suppliers, competitors and employees. No one should take unfair advantage of another through manipulations, concealment, or abuse of privileged information or misrepresentation of facts.

8.	Intellectual Property

Alexion requires that all scientific and technical information generated, utilized and maintained by the Company and its Associates are in strict compliance and conformity with applicable intellectual property laws, as well as other guidance from by the Company’s Legal Department. Protection of Alexion’s intellectual property, including patents, trade secrets, trademarks, and copyrights, is critical to Alexion’s business interests. Associates should work to preserve Alexion’s rights and the rights of others.

9.	Securities Laws and Insider Trading

Alexion is often required by the securities laws of the United States and other jurisdictions to disclose to the public important information regarding Alexion. As a U.S. based public company, all such disclosures, as well as all public communications, provided by the Company anywhere in the world should be full, fair, accurate, timely and understandable and consistent with U.S securities laws.

An Associate who knows important information about Alexion that has not been disclosed to the public (referred to as “material non-public information”) must keep such information confidential and may not use it for any purpose except to conduct Alexion’s business. Associates must use the utmost care when handling material non-public information. It is unlawful to purchase or sell Alexion securities on the basis of such material non-public information. Associates may not do so and may not provide such information to others for that or any other purpose. Associates also may not buy or sell securities of any other company using material non-public information obtained in the performance of their duties; nor may they provide such information so obtained to others. Violation of this policy may lead to civil and criminal penalties.

It is not possible to define all categories of information, the use of which could result in improper securities trading. However, non-public information should be regarded by all Associates, consultants, and partners as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of securities, as well as if it could impact the share price if publicly disclosed. Information such as financial results, projections of future earnings or losses, news of the acquisition or disposal of material assets or a business entity, financial liquidity problems, gain or loss of a substantial customer or supplier, significant new product announcements, new equity or debt offerings, or scientific, medical, or financial data relating to the Company’s products or product candidates should always be considered material.

Associates are responsible for becoming familiar with Alexion’s Insider Trading Policy contained in Alexion’s Employee Handbook, and should consult it before engaging in any transaction involving the securities of Alexion Pharmaceuticals, Inc.

10.	Political Contributions

Alexion is a global pharmaceutical company that operates in many countries around the world. The Company recognizes the need to inform and educate legislators and their constituents in supporting sound public policy. Alexion encourages employees to be involved personally in their communities and political affairs. However, no employee shall directly or indirectly use or contribute funds or assets of Alexion for or to any political party, candidate or campaign unless such a use or contribution is an accepted practice and lawful in the country involved and is also approved by the Corporate Legal Department (in communication with the Chief Legal Officer).

Alexion’s political contributions policy shall not affect the right of any Associate or agent of the Company to make personal political contributions to the party, committee, or candidate of their choice as long as the donation is derived from that individual’s personal funds or time and in no way was compensated directly or indirectly by the Company. Any and all contributions should reflect the interest of those individuals, and shall not be given in consideration for an official act on behalf of the Company. In addition, Alexion prohibits any direct or indirect pressure in any form to make any political contribution or participate in support of a political party.

11.	Payments to Government Officials and Employees

The U.S. government and many national and local governments around the world have very strict rules regulating the provision of gifts, entertainment, meals, favors or anything of value to their employees. Payments, including entertainment of or gifts to, government officials and employees, regardless of motive or intent, may be illegal or perceived by others as having an improper purpose. As a general rule, no payment, offer or promise to pay money or anything of value may be made or given to any employee or official of any governmental agency, even if requested. Particular care should be given to interactions with government employees who have roles in licensing, approval, pricing, reimbursement, bulk purchases and formulary listings. Alexion prohibits the giving or offering of anything of value to any government officials, political parties, or candidates for political office in order to obtain, retain or direct business to the individual or Alexion or to secure any improper advantage in doing business. These rules also apply to government agents, representatives, consultants, contractors and subcontractors.

In the United States, the Foreign Corrupt Practices Act (“FCPA”) anti-bribery provisions makes it unlawful for any Associate to make or offer a payment of money or anything else of value to a foreign official, foreign political party, or any foreign political candidate, for the purpose of influencing any act or decision by the foreign individual/entity, or to induce that official to affect any government act or decision in a manner that would assist Alexion to obtain or retain business. The FCPA also requires the maintenance of accurate books of account, with all company transactions being properly recorded. In order to avoid violations of the law, and to avoid the serious consequences attendant to it, all Associates, agents and representatives of Alexion shall comply with this policy. If you have any questions concerning the law applicable to your conduct, or if a local law conflicts with U.S. law or Alexion policies, you should contact your local or corporate Legal Department representative.

12.	International Trade Laws

Alexion expects all Associates to comply with U.S. laws, rules and regulations governing the conduct of its business in international trade wherever Alexion conducts business. U.S. embargoes restrict, and in some cases prohibit, Alexion from doing business with specific companies and individuals and in certain countries identified on a list that changes periodically. Export controls restrict travel to designated countries and prohibit or restrict the export of goods, services and technology to designated countries, denied persons, or denied entities. Furthermore, antiboycott laws prohibit Alexion from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a country against any U.S. person or any country friendly to the U.S.

13.	Privacy

Alexion collects, stores, uses, discloses and disposes of individually identifiable information, known as personal information, about consumers, customers, employees and other third parties through responsible and legal means. Many countries have implemented privacy laws that set requirements for the appropriate handling of personal information and Alexion will comply with applicable privacy laws and regulations wherever the Company does business. Alexion will only use personal information for legitimate business purposes, consistent with our policies, legal requirements, individual consent, or any applicable privacy notices provided to the individual. We believe that responsible stewardship of personal information is a critical component in maintaining trust in the Alexion brand and ensuring that individuals feel confident that Alexion respects their privacy rights.

14.	Complete and Accurate Books and Records

Alexion corporate and business records must be completed accurately and honestly. Each Associate owes a duty to the Company to act with integrity. Making false or misleading entries is strictly prohibited. Our books, records and accounts must accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses as well as all transactions and changes in assets and liabilities. To that end, each Associate shall:

•	account for every transaction by, with or on behalf of Alexion in a manner that accurately reflects its true nature, purpose and amount;

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assure the terms of every transaction are supported by appropriate documentation that accurately reflect that transaction and all such documentation is reflected accurately in Alexion books and records

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comply with the requirements of applicable accounting and auditing standards and Company policies in the achievement of accuracy and completeness in the Company’s financial records and financial disclosures;

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refrain from making any false or artificial entries in Alexion books and records for any reason, as well as any books or records that intentionally hide or disguise the nature of any transaction or of any corporate liabilities; and

•	refuse to participate in any arrangement that results in such prohibited act, even if directed to do so by a supervisor.

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the U.S. Securities and Exchange Commission (the “SEC”) and other public communications shall be full, fair, accurate, timely and understandable, all in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Every Associate must cooperate fully with our Accounting and Legal Departments, as well as our independent auditors, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records as well as our reports filed with the SEC and others are accurate and complete. Each Associate must not knowingly misrepresent, or knowingly cause or encourage others to misrepresent, or knowingly omit, or cause or encourage others to omit, material facts about the Company to the Company’s independent auditors, the Audit Committee of the Board of Directors, governmental regulators, self-regulating organizations or governmental officials. In addition, in relation to an Associate’s area of responsibility, each Associate must properly review and critically analyze proposed disclosures for accuracy and completeness and familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

It is the Company’s policy to address all concerns regarding its financial statements and its accounting controls or audit matters. Any Associate who has a complaint or concern regarding accounting, internal accounting controls, or auditing matters or becomes aware of any departure from Alexion’s policies regarding corporate records (each, an “Accounting Concern”) must submit his or her Accounting Concern to the Chief Legal Officer of the Company, the Chief Executive Officer of the Company, or to the Chairperson of the Company’s Audit Committee.

All Associates are responsible for properly managing and maintaining Alexion records (both hardcopy and electronic) in accordance with Alexion’s policies and procedures and consistent with applicable law.

15.	Reporting Compliance Concerns and Accountability

In any situation in which an Associate is concerned that a proposed course of action may create an unethical situation, or is unsure whether particular conduct is appropriate or consistent with this Code, Company policies and procedures and/or applicable laws or regulations, the Associate must seek guidance from his or her supervisor, Human Resources, Compliance Officer or Legal Department prior to taking any action. Further, each Associate who suspects or becomes aware of any potential compliance concern has an obligation to notify the Company.

Alexion is committed to compliance with all laws and regulations in which we operate. We can only achieve this goal if all Associates are equally committed and concerns are reported to the Legal or Compliance department so the concerns may be appropriately addressed and necessary action can be taken.

Unless otherwise specified in this Code, the Company may be notified through Alexion’s Compliance Officer, Chief Legal Officer or the Chief Executive Officer or Chairperson of the Company’s Audit Committee. Alternatively, Associates may report violations by calling the Compliance and Ethics Hotline at 866-551-3627.

Failure to report actual or suspected violations is itself a breach of this Code and could result in disciplinary action, including possible termination. Supervisors and management must report any suspected or reported violation of these policies to Alexion’s Compliance Officer, General Counsel or Legal Department.

Associates reporting suspected violations will not be required to give their names. All communications regarding any suspected violation will be handled in confidence to the extent reasonably possible. No

Associate who in good faith reports suspected wrongdoing will be subject to retaliation or discipline for having reported suspected wrongdoing, even if the information incriminates other management, supervisors, or employees, or even if the report ultimately is established to be erroneous. Such retaliation by a manager, supervisor, or any other employee may be grounds for termination. If an employee who reports a violation is directly involved in a violation of the law or of these Policies, the fact that he or she reported the violation may be given consideration in any resulting disciplinary action. Failure to report wrongdoing of which an employee has knowledge, in itself, may be a basis for disciplinary action, up to and including termination of employment.